Exhibit 10.1

January 3, 2024

Andrew Hermalyn

c/o 2U, Inc.

7900 Harkins Road

Lanham, MD 20706

Andrew, we are excited about you becoming President of the Degree Program Segment of 2U, Inc. (“2U”). This employment letter (this “Letter”) contains the terms of your continued employment with 2U and any termination arrangements thereafter.

As of January 3, 2024 (your “Promotion Date”), you will serve as the President of the Degree Program Segment of 2U. In this position, you will report directly to the Chief Executive Officer of 2U. Your position will be remote.

Base Salary

As of your Promotion Date, your regular annual base salary will be $450,000 USD, subject to annual review for increase (but not decrease) by the compensation committee (the “Compensation Committee”) of the Board of Directors of 2U (the “Board of Directors”). Your annual base salary will be paid bi-weekly in accordance with 2U’s standard payroll practices and subject to all deductions and withholdings required by applicable law. Your position is a full-time position and is classified as “exempt” for federal and state wage and hour purposes.

Annual Bonus

For each calendar year during your employment, beginning in the calendar in which your Promotion Date occurs, you will be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to 70% of your annual base salary during that calendar year (the “Target Bonus”). The exact percentage of the Annual Bonus, and whether it is earned, will be determined in accordance with the 2U bonus plan in effect for executive officers of 2U for the applicable calendar year, as determined by the Compensation Committee. Please note that, the Annual Bonus is not guaranteed and will only be paid according to the terms of the bonus plan for the applicable calendar year.

Annual Equity Award

During your employment with 2U, you will remain eligible to participate in all long-term cash and equity incentive plans and programs generally applicable to other executive officers of 2U as in effect from time to time, subject to the terms and conditions of such plans and programs. For each calendar year during your employment with 2U beginning with calendar year 2024, subject to approval by the Compensation Committee, your annual equity award will have a target grant date value in an amount determined annually in the sole discretion of the Compensation Committee and will be granted in such form(s) and with a vesting schedule and other terms and conditions (excluding number of covered shares and performance criteria) consistent with those applicable generally to grants to other executive officers.

2U, Inc.

7900 Harkins Road | Lanham, MD 20706

Special One-Time Equity Award

Subject to approval by the Compensation Committee, you will be awarded a one-time grant of 250,000 Performance Stock Units (the “PSU Award”). The PSU Award will vest one hundred percent (100%) on the date that the 30-day average closing stock price of 2U attains at least $10.00, subject to your continued employment through such date; provided, that, no portion of the PSU Award will become vested, and all shares of 2U common stock subject to the PSU Award will be forfeited, if the 30-day average stock price of 2U does not attain at least $10.00 at any time on or prior to the two-year anniversary of the grant date. The PSU Award will be subject to the terms and conditions of the applicable equity incentive plan and award agreement, as determined by the Compensation Committee in its sole discretion.

Restrictive Covenant Agreement; Severance

The validity of this Letter and your employment hereunder is contingent upon continued compliance with the Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”) and the execution of additional covenants as 2U may require. As of your Promotion Date, you will continue to be eligible to participate in the 2U Severance Pay and Change in Control Plan in accordance with its terms as a Tier II Participant. Notwithstanding anything in this Letter to the contrary, except as expressly provided in the Restrictive Covenant Agreement, the Severance Pay and Change in Control Plan or required by applicable law, your right to any compensation or benefits from 2U or its subsidiaries will cease upon the termination of your employment for any reason. Upon termination of your employment for any reason, you will be deemed to have resigned from all offices and directorships, if any, then held with 2U or any of its subsidiaries.

Outside Activities

You shall devote substantially all of your working time and efforts to the business and affairs of 2U (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities. Notwithstanding the foregoing, we recognize that you may desire to serve as a board member of one or more for-profit businesses unrelated to 2U concurrent with your 2U employment. Subject to prior notice to and approval by the Board of Directors (such approval not to be unreasonably withheld, conditioned or delayed), you will be permitted to join up to two (2) outside boards of for-profit businesses, subject to compliance with the Restrictive Covenant Agreement and provided that such board service (a) does not materially interfere with the performance of your duties and responsibilities to 2U and (b) does not create a conflict of interest. You may also join or continue to serve on the boards of not-for-profit organizations, subject, in each case, to conditions (a) and (b) set forth in the immediately preceding sentence.

2U, Inc.

7900 Harkins Road | Lanham, MD 20706

Clawback Provisions

Any amounts payable under this Letter or by 2U generally will be subject to 2U policy (whether in existence as of your Promotion Date or later adopted) established by the Board of Directors and/or the Compensation Committee and applicable to all executive officers of 2U and providing for clawback or recovery of amounts that were paid to you. 2U will make any determination for clawback or recovery in accordance with such policy and in accordance with any applicable law or regulation or the applicable rules of any stock exchange on which the 2U’s capital stock is listed.

Employee Benefits

As a full-time employee of 2U, you will remain eligible to participate in the employee benefit plans that are made available by 2U from time to time that are generally provided to 2U’s executive officers, subject to the terms and conditions of the applicable plans. You will remain eligible for unlimited paid-time off in accordance with 2U’s applicable paid-time off policy, as may be in effect from time to time.

You will remain eligible for reimbursement by 2U for all reasonable and necessary business expenditures incurred by you and timely submitted for reimbursement by you in accordance with 2U’s applicable policies, as may be in effect from time to time. In addition, you will remain eligible for all other fringe benefits and other benefit programs and policies that are generally provided to 2U’s executive officers, subject to the terms and conditions of such programs and policies, as may be in effect from time to time.

Indemnification; D&O Coverage.

2U will indemnify you and hold you harmless against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with 2U, in any case, to the same extent that 2U indemnifies its other executive officers. 2U agrees to maintain a directors’ and officers’ liability insurance policy covering you to the same extent that 2U provides such coverage for its other executive officers.

At-Will Employment

Please understand your employment with 2U is “at-will”. This means that either you or 2U may terminate your employment relationship with or without “cause,” and with or without prior notice, at any time. This Letter does not constitute a contract of employment for any specific period of time, but creates only an “employment at will” relationship. The “at-will” nature of your employment relationship may only be altered by a signed writing of the Board of Directors or its duly authorized designee.

2U, Inc.

7900 Harkins Road | Lanham, MD 20706

Section 409A

The intent of the parties is that the payments provided hereunder comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto. 2U makes no representation that any or all of the payments described in this Letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

Withholding; Deductions

2U shall be entitled to withhold or deduct from any amounts payable under this Letter and the Restrictive Covenant Agreement any federal, state, local or foreign withholding or other taxes or charges which 2U is required to withhold or deduct.

This Letter, along with the Restrictive Covenant Agreement and the exhibits, hereto and thereto, contain our complete agreement, and supersede any prior agreements or undertakings, whether written or oral, regarding the terms and conditions of your employment.

Governing Law

This Letter will be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflicts of laws doctrine. By signing this Letter, you consent to the exclusive jurisdiction of the federal or state courts sitting in Maryland for the resolution of all disputes between the parties under this Letter.

Modification

This Letter may not be altered, modified or amended, nor may any provision of this Letter be waived, except by written instrument signed by, with respect to an amendment to this Letter, the parties hereto, and with respect to the waiver of any provision contained herein, the waiving party.

Assignment

You hereby agree that 2U may assign this Letter, in whole or in part, to a third party. This Letter shall be binding upon, and inure to the benefit of, 2U, and its successors and assigns. You may not assign your rights or obligations under this Letter without the prior written consent of 2U which, in 2U’s sole discretion, may be withheld.

Counterparts

This Letter may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

2U, Inc.

7900 Harkins Road | Lanham, MD 20706

Electronic Signature

A signed copy of this Letter delivered by DocuSign, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter.

You agree to observe and comply in all material respects with the written rules and policies of 2U as adopted or amended by 2U from time to time and as delivered or made available to you in writing.

We look forward to changing lives while having fun with you. #NOBACKROW

Sincerely,

/s/ Paul S. Lalljie
Paul S. Lalljie

I accept this offer of continued employment with 2U and agree to the terms and conditions set forth in this Letter.

Date:	January 3, 2024	Signature:	/s/ Andrew Hermalyn

2U, Inc.

7900 Harkins Road | Lanham, MD 20706